Noncompetition, Nondisclosure and Nonsolicitation Agreement

This Noncompetition, Nondisclosure and Nonsolicitation Agreement (this “Agreement”) is made as of February 14, 2008, by and between Best Energy Services, Inc., a Nevada corporation (“Buyer”), and Robert L. Beeman (“Seller”).

Recitals:

Whereas, Seller owns all of the issued and outstanding capital stock of Bob Beeman Drilling Company, a Utah corporation (the “Company”), engaged in the business of oil field and mineral services, including operating drilling, core and well service rigs and providing ancillary equipment and services (the “Business”);

Whereas, concurrently with the execution and delivery of this Agreement, Buyer is purchasing from the Seller the Purchased Shares, pursuant to the terms and conditions of that certain stock purchase agreement dated February 14, 2008 (the "Stock Purchase Agreement"). Section 2.4(a)(iii) of the Stock Purchase Agreement requires that a noncompetition agreement be executed and delivered by Seller at the Closing. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement;

Whereas, Buyer believes, and Seller hereby acknowledges, that the Confidential Information (as hereinafter defined) is extremely important to the value of the Company and to the success of the Business and Buyer desires to protect the value of the Company and the Business by obtaining Seller’s agreement to refrain from engaging in certain competition with the Business for a reasonable period of time in a specified geographical area;

Whereas, Seller’s covenant not-to-compete and other covenants contained herein are an important aspect of the Stock Purchase Agreement, and Buyer would not enter into the Stock Purchase Agreement absent the covenants not-to-compete and other covenants contained herein;

Whereas, Buyer would suffer damages, including the loss of profits, if Seller, or any of his affiliates, engages, directly or indirectly, in competition with Buyer or any of its affiliates in the Business or otherwise violates the covenants contained herein; and

Whereas, Buyer and Seller have reached this agreement in good faith through arms-length negotiations, both with the benefit of representation of counsel.

Now, Therefore, for and in consideration of the covenants not-to-compete and other covenants contained herein and the consideration to be paid therefore, and other good and valuable consideration, the receipt and adequacy of which consideration are hereby acknowledged, and of the other promises, covenants and conditions contained herein, the parties hereto agree as follows:

1.           Acknowledgments By Seller.  Seller acknowledges that Seller has occupied a position of trust and confidence with the Company prior to the date hereof and has had access to and has become familiar with all of the proprietary and confidential financial, commercial, technical, engineering or other information of the Company, whether in written, oral, visual, or electronic form (collectively the "Confidential Information"), including the following: (a) all information that is a trade secret under applicable trade secret or other law; (b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures; (c) all material information concerning the business and affairs of the Company (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), regardless of the form of the communication; and (d) all notes, analyses, compilations, studies, summaries and other material prepared by Seller to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Seller acknowledges that (a) the Business, the products and services of the Business are marketed throughout Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, Utah and Wyoming; (b) the Business competes with other businesses that are or could be located in Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, Utah and Wyoming; (c) Buyer has required that Seller make the covenants set forth in Section 2 and Section 3 as a condition to Buyer's acquisition of the Business and the purchase of the Purchased Shares; (d) the provisions of Section 2 and Section 3 are reasonable and necessary to protect and preserve the Business and the value of the Company and Buyer's interests in the Company from and after Closing; and (e) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in Section 2 and Section 3.

2.           Confidential Information. Seller acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the Business and the value of the Company. Therefore, Seller hereby agrees not to disclose to any Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical or electronic form or is retained in the memory of Seller, without Buyer's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company. Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software or data, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Seller may then possess or have under his control.

3.           Noncompetition and Nonsolicitation.  As an inducement for Buyer to enter into the Stock Purchase Agreement and as additional consideration for the consideration to be paid to the Company under the Stock Purchase Agreement, Seller agrees that:

(a)	For a period of five years after the Closing:

(i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed or retained by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the industry or any other business whose products or activities compete in whole or in part with the Business or the Company prior to the Closing or the business thereafter conducted by Buyer, anywhere in Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, Utah and Wyoming; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope; provided, further, Seller may drill for oil, gas, minerals and water on Seller’s personal real estate holdings.

(ii) Seller agrees not to, directly or indirectly, (A) induce or attempt to induce any employee of the Company who becomes an employee of Buyer in connection with the purchase of the Company to leave the employ of Buyer; (B) in any way interfere with the relationship between Buyer and any such employee of Buyer; (C) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Buyer; or (D) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Buyer.

(iii) Seller agrees that he will not, directly or indirectly, solicit the business of any Person who, to the knowledge of Seller is a customer of the Buyer, whether or not such Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the Business or the business thereafter conducted by Buyer by and through the Company.

(b) In the event of a breach by Seller of any covenant set forth in Subsection 3(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

(c) Seller will not, at any time during or after the five year period, disparage Buyer, the Company, the Business formerly conducted by the Company, the business conducted by Buyer by and through the Company or any shareholder, director, officer, employee or agent of Buyer; and

(d) Seller will, for a period of five years after the Closing, within ten days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association engaged in any business similar to the Business, advise Buyer of the identity of the new employer, client, partner or other Person with whom Seller has become associated. Buyer may serve notice upon each such Person that such Seller is bound by this Agreement and furnish each such Person with a copy of this Agreement or relevant portions thereof.

4.           Remedies.  If Seller breaches the covenants set forth in Section 2 and Section 3, Buyer will be entitled to the following remedies:

(a) Damages from Seller; and

(b) In addition to its right to damages and any other rights it may have, to temporary, preliminary and permanent injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 and Section 3, without posting any bond or other undertaking, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

Any exercise by Buyer and/or its affiliates of their rights pursuant to this Section 4 shall be cumulative and in addition to any other remedies at law or equity to which they may otherwise be entitled.

5.           Waiver.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

6.           Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

7.           Dispute Resolution.  Except as provided below, in the event of any dispute, claim or disagreement arising out of or relating to this Agreement or any Contemplated Transaction, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures.  The place of mediation shall be Dallas,

Texas.  If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as provided below, such arbitration shall be the sole means of dispute resolution.  The place of arbitration shall be Dallas, Texas.  The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator.  Any mediator or arbitrator selected under this Section 7 shall be a practicing attorney experienced in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates.  Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration.  The decision of the arbitrators shall be in writing.  Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable.  Notwithstanding anything in this Section 7 to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 7, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 7.  Venue for any action permitted to be brought in court under this Section 7 shall be the appropriate state and federal courts located in Dallas County, Texas.

8.           Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller to the greatest extent permissible. Further, this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent.

9.           Section Headings; Construction.  The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. This Agreement has been jointly drafted by Buyer and Seller and each party has had an opportunity to review this Agreement with counsel and no rule of construction strictly construing this Agreement against the drafter shall be applied by a court of competent jurisdiction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party.

10.           Assignments; Successors and Permitted Assigns.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary or Related Person of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

11.           Notices.  All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Buyer:                     Best Energy Services, Inc.
1010 Lamar
Suite 1200
Houston, Texas 77002
Attention:             Larry Hargrave, Chief Executive Officer
Facsimile No.:   (713) 933-2602
Email:                      lhargrave@bestenergyservicesinc.com

with a copy to (which shall not constitute notice):
Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas 78701
Attention:              Lawrence A. Waks, Esq.
Facsimile No.:   (512) 236-2002
Email:                      lwaks@jw.com

Seller:                      Robert L. Beeman
418 Cottonwood Lane
Moab, Utah 84532
Facsimile No.:   (435) 259-0703
Email:                      bbdc@citlink.com

with a copy to (which shall not constitute notice):
William L. Crawford, Esq.
1996 East 6400 South, Ste. 100
Salt Lake City, Utah 84121

Facsimile No.: (801) 424-4243
Email: wcrawford@aol.com

12.           Entire Agreement.  This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.           Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

In Witness Whereof, the parties have executed and delivered this Agreement as of the date first above written.

Buyer:	Seller:
Best Energy Services, Inc.

/s/ Larry Hargrave	/s/ Robert L. Beeman
Larry Hargrave, Chief Executive Officer	Robert L. Beeman, individually